Exhibit 99.1

Cellectar Biosciences to Present at NobleCon13

Madison, Wis. (January 26, 2017) -- Cellectar Biosciences, Inc. (Nasdaq:CLRB), an oncology-focused, clinical stage biotechnology company, announced today that its president and CEO, Jim Caruso, will present at NobleCon13, Noble Capital Markets’ 13th Annual Investor Conference at the Boca Raton Resort and Club in Boca Raton, Fla. on January 31, 2017 at 2:00 PM ET in Room 3.

“We look forward to providing a general corporate summary and informing investors as to the current performance status of our lead PDC, CLR 131, as well as our CTX cytotoxic conjugate program,” said Mr. Caruso. “Noble Capital Markets is a well-respected investment bank, and we look forward to interacting with the diverse group of investors NobleCon attracts.”

A video webcast of Cellectar’s presentation and a copy of the presentation materials will be available on the company's web site, www.cellectar.com in the investor relations section, as well as part of a complete catalog of presentations available at Noble Financial websites: www.noblecapitalmarkets.com, or www.nobleconference.com. The webcast and presentation will be archived on the company's website and on the Noble websites for 90 days following the event.

About Phospholipid Drug Conjugates (PDCs)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

About Noble Capital Markets, Inc.

Noble Capital Markets, established in 1984, is an equity-research driven, full-service, investment and merchant banking boutique focused on the healthcare, media & entertainment, technology and natural resources sectors. The company has offices in Boca Raton, New York and Boston. In addition to NobleCon - the annual multi-sector investor conference and the Media, Finance & Investor Conference, produced in partnership with the National Association of Broadcasters (NAB) and held each spring in Las Vegas, throughout the year Noble hosts numerous “non-deal” corporate road shows across the United States and Canada. Members: FINRA, SIPC, MSRB. www.noblecapitalmarkets.com

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com